Exhibit 10.1

QUICKSILVER RESOURCES INC.

Description of 2004 Bonus Plan

All eligible employees of Quicksilver Resources Inc. (the “Company”), including executive officers identified in the Summary Compensation Table in the Company’s proxy statement relating to its 2004 annual meeting of stockholders, may participate in the 2004 Bonus Plan. The objective of the 2004 Bonus Plan is to incentivize employees to contribute toward the Company’s production growth.

The calculation of the bonus pool will be based upon the increase in the Company’s annual net production in 2004 as compared to the Company’s annual net production in 2003 (the “annual production growth rate”). If the minimum annual production growth rate for the Company as set forth below is not achieved for 2004, no bonus will be paid under the 2004 Bonus Plan. Earned bonuses will be paid at the end of 2004 or during the first quarter of 2005. Bonuses will be paid in cash.

Bonuses for non-executives and executives of the Company will be awarded from separate bonus pools. The amount of each bonus pool will be designated by the Compensation Committee based on comparable bonus figures for similar non-executive and executive positions at companies in the Company’s peer group as set forth in the 2004 ECI Energy Compensation Survey and 2004 Mercer Energy Compensation Survey.

Under the 2004 Bonus Plan, the annual bonus for non-executives will be based on the annual production growth rate achieved by the Company in 2004. For non-executives, a bonus payout from the non-executive bonus pool may be more or less than 100% (up to a maximum of 110%) of the comparable non-executive bonus pool depending on the annual production growth rate achieved by the Company as set forth in the table below.

Non-Executives

Production Growth Rate	Percentage of Comparable Non-Executive Bonus Pool
Less than 10%	0%
10% but less than 15%	25%*
15% but less than 20%	50%
20% but less than 25%	75%
25% or greater	110%

*	Only non-executives, excluding managers, will be eligible to receive a bonus if the Company’s annual production growth rate is less than 15%

The Vice-President of Human Resources of the Company will determine in his or her sole discretion the amount of the non-executive bonus pool, if any, to be allocated to each department to be awarded to non-executives, including managers, in that department. Individual bonuses for non-executives will be discretionary, based upon each employee’s performance during 2004. The adoption of the 2004 Bonus Plan is not intended to guarantee or entitle any individual employee to a bonus.

Under the 2004 Bonus Plan, the annual bonus for executives will be based on the annual production growth rate achieved by the Company in 2004. The bonus payout for executives from the executive bonus pool may be more or less than 100% (up to a maximum of 110%) of the comparable executive bonus pool depending on the annual production growth rate achieved by the Company as set forth in the table below.

Executives

Production Growth Rate	Percentage of Comparable Executive Bonus Pool
Less than 15%	0%
15% but less than 20%	50%
20% but less than 25%	75%
25% or greater	110%

Individual bonuses for executive officers will be determined by the Compensation Committee in its sole discretion, based upon each executive officer’s performance during 2004.

A participant in the 2004 Bonus Plan must be employed by the Company on the last day of 2004 to be eligible to receive a bonus under the 2004 Bonus Plan. If a participant’s employment is terminated for any reason prior to the end of 2004, the participant will not be eligible to receive a bonus under the 2004 Bonus Plan.

The Compensation Committee reserves the right at any time to: (i) amend or terminate the plan in whole or in part, (ii) revoke any eligible employee’s right to participate in the 2004 Bonus Plan, and (iii) make adjustments to production growth rate levels, percentages of comparable bonus pools and other determinants of bonus pools and entitlements to bonuses under the 2004 Bonus Plan.

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